UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      April 27, 2011

Eastern Resources, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-149850	45-0582098
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

166 East 34th Street, New York, NY	10016
(Address of principal executive offices)	(Zip Code)

(917) 687-6623
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On June 27, 2011, Eastern Resources, Inc. (the “Company”) completed the last of three closings (the “Closings”) of a private placement (the “Offering”) of a total $135,500 principal amount of the Company’s eighteen (18) month 10% Convertible Notes (the “Notes”).  The Notes will be automatically converted into securities issued by the Company in connection with and at the initial closing of the Company’s next private placement (if such closing is prior to the maturity date of the Notes) in which the Company sells at least $1,000,000 of its securities; provided, however, the holder of a Note will not be entitled to convert such Note, if and to the extent that the number of securities of the Company issuable upon the conversion of such Note would result in beneficial ownership by the holder of more than 9.9% of the outstanding shares of common stock of the Company.

The Company conducted two previous Closings of the Offering, one on April 27 and the other on June 6, 2011.

The Offering was conducted pursuant to the exemption from the registration requirements of the federal securities laws provided by Regulation D and Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and Section 4(2) of the Securities Act.  The Notes were offered and sold only to “accredited investors,” as that term is defined by Rule 501 of Regulation D, and/or to persons who were neither resident in, nor citizens of, the United States.  No commissions were paid in connection with the Offering.

The Company intends to utilize the proceeds of the Offering for working capital and general corporate purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eastern Resources, Inc.

Date:	July 1, 2011	By:	/s/ Thomas H. Hanna, Jr.
Thomas H. Hanna, Jr.
Chief Executive Officer